As filed with the Securities and Exchange Commission on March 4, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Western Wireless Corporation

(Exact name of registrant as specified in its charter)

Washington	91-1638901
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3650 131st Avenue S.E.

Bellevue, Washington 98006

(Address of Principal Executive Offices, including zip code)

Western Wireless Corporation 2004 Employee Stock Purchase Plan

(Full title of the plan)

Jeffrey A. Christianson

Sr. Vice President and General Counsel

3650 131st Avenue S.E.

Bellevue, Washington 98006

(425) 586-8700

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications to:

Richard B. Dodd

Matthew S. Topham

Preston Gates & Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

(206) 623-7580

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Class A Common Stock, no par value per share	1,000,000	$23.79	23,790,000	$3,015

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the registrant’s 2004 Employee Stock Purchase Plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
(2)	Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on February 26, 2004, as reported on the Nasdaq National Market.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Western Wireless Corporation (the “Company”) are hereby incorporated by reference into this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 27, 2003, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c) The description of the Company’s Class A Common Stock, no par value per share, which is incorporated by reference in the Form 8-A dated April 8, 1996, filed by the Company pursuant to the Exchange Act (which incorporates the description contained in the Company’s registration statement on Form S-1, Commission File No. 333-2432).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Company’s Class A Common Stock that may be offered under the Company’s 2004 Employee Stock Purchase Plan will be passed upon for the Company by Preston Gates & Ellis LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104. Attorneys who are partners or employed by Preston Gates & Ellis LLP who have provided advice with respect to this matter own shares of the Company’s Class A Common Stock.

Item 6.	Indemnification of Directors and Officers

Section 23B.08.510 of the Washington Business Corporation Act, as amended from time to time (the “Act”) authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company’s Amended and Restated Articles of Incorporation and Bylaws require indemnification of the Company’s officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors’ and officers’ liability insurance.

The Company’s Bylaws and Amended and Restated Articles of Incorporation provide that the Company shall, to the full extent permitted by the Act, indemnify all directors and officers of the Company and advance expenses to each of the Company’s currently acting and former directors, subject to certain exceptions in the Bylaws. In addition, the Company’s Amended and Restated Articles of Incorporation contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Act (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

The Company has entered into separate indemnification agreements with each of its directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Western Wireless Corporation 2004 Employee Stock Purchase Plan

5.1	Opinion of Preston Gates & Ellis LLP

23.1	Consent of Independent Public Accountant (PricewaterhouseCoopers LLP)

23.2	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

24	Powers of Attorney (contained within signature pages)

2

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on February 27, 2004.

WESTERN WIRELESS CORPORATION

/s/ John W. Stanton

John W. Stanton
Chairman of the Board and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John W. Stanton and Jeffery A. Christianson, and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, the full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Stanton John W. Stanton	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 27, 2004

/s/ Theresa E. Gillespie Theresa E. Gillespie	Vice Chairman and a Director	February 27, 2004

/s/ Mikal J. Thomsen Mikal J. Thomsen	President and Director	February 27, 2004

/s/ M. Wayne Wisehart M. Wayne Wisehart	Executive Vice President and Chief Financial Officer	February 27, 2004

/s/ Scott A. Soley Scott A. Soley	Vice President and Controller (Chief Accounting Officer)	February 27, 2004

/s/ John L. Bunce Jr. John L. Bunce Jr.	Director	February 27, 2004

/s/ Mitchell R. Cohen Mitchell R. Cohen	Director	February 27, 2004

/s/ Daniel J. Evans Daniel J. Evans	Director	February 27, 2004

/s/ Jonathan M. Nelson Jonathan M. Nelson	Director	February 27, 2004

/s/ Peter H. van Oppen Peter H. van Oppen	Director	February 27, 2004